UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

-----------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2009

ELEMENT 21 GOLF COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15260	88-0218411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Queens Quay East, Unit #1, Toronto, Ontario, Canada M5A 4K9	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (416) 362-2121

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 16, 2009, Benton H. Wilcoxon resigned as a member of the Board of Directors of Element 21 Golf Company, a Delaware corporation (the “Company”) and on June 19, 2009, Mr. Vern Zapfe was appointed to the Board of Directors of the Company to fill the vacancy created by Mr. Wilcoxon’s resignation.

Mr. Wilcoxon indicated in his letter of resignation, a copy of which is filed herewith, that he resigned in order devote his time to other matters.  The resignation was not due to any disagreement with the Company.  A copy of this current report was furnished to Mr. Wilcoxon prior to its filing.

Mr. Zapfe has been the owner of Fourseason Drywall Inc. for the past 45 years and the owner of Camdon Glass for the past 30 years, bothy highly successful construction companies in Toronto, Canada.  Mr. Zapfe currently serves as Chairman of the Good Sheppard Centre, President of the Interior Contractor’s Association and as a Director of Dinor Resources (TSX-V: DOR).  Mr. Zapfe will serve until the next annual meeting of shareholders of the Company or until a successor is elected or he resigns or is removed from the Board in accordance with the By-Laws of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

5.1	Letter of resignation from Benton H. Wilcoxon to the Company dated June 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEMENT 21 GOLF COMPANY

Date: June 22, 2009	By:	/s/ Nataliya Hearn
Dr. Nataliya Hearn
President